        Exhibit 21.1

Subsidiaries of
Entergy Texas, Inc.

Name of Subsidiary	Jurisdiction of Formation of Subsidiary	Names under which Subsidiary does business
Entergy Gulf States Reconstruction Funding I, LLC	Delaware	Entergy Gulf States Reconstruction Funding I, LLC
Entergy Texas Restoration Funding, LLC	Delaware	Entergy Texas Restoration Funding, LLC
GSG&T, Inc.	Texas	GSG&T, Inc.
Prudential Oil & Gas L.L.C.	Texas	Prudential Oil & Gas L.L.C.
Southern Gulf Railway LLC	Texas	Southern Gulf Railway LLC
Entergy Texas Restoration Funding II, LLC	Delaware	Entergy Texas Restoration Funding II, LLC